CONTACT: Patty Morris, Chief Financial Officer SourceForge, Inc. (650) 694-2164 ir@corp.sourceforge.com

SourceForge, Inc. Announces Change in Fiscal Year
Company to Report New First Quarter ended March 31, 2009 Financial Results on May 28, 2009

MOUNTAIN VIEW, CA--(MARKET WIRE)—May 5, 2009 -- SourceForge, Inc. (Nasdaq:LNUX), the global online network for community-driven tech media and e-commerce, today announced that its board of directors has approved a change in the Company's fiscal year end from July 31 to December 31, effective as of January 1, 2009.  The Company plans to file a Form 10QT with its audited results for the five-month transitional period from August 1, 2008 to December 31, 2008 in June 2009.

“We have taken this step to align our operational goals and reporting cycle with the companies in our industry,” said Scott Kauffman, President & CEO, SourceForge, Inc.  “Moving to a calendar fiscal year will also make it easier for those who follow the Company to track our progress.”

SourceForge will report its financial results for the first quarter of 2009 ended March 31, 2009 on May 28, 2009 after the market closes.  A conference call will be held that day at 2:00pm PT, 5:00pm ET.

Live Teleconference Details
Toll Free Access: 1-877-407-8035
International Access: 1-201-689-8035

Replay Teleconference Details
Toll Free Access: 1-877-660-6853
International Access: 1-201-612-7415
Replay A/C: 286 - ID: 322061

A live audio web cast link will be made available in the Investor Relations section of the company's corporate web site at http://ir.corp.sourceforge.com. A replay of both the teleconference and audio web cast will be available for 90 days.

About SourceForge, Inc.

SourceForge’s media and e-commerce web sites connect millions of influential technology professionals and enthusiasts each day. Combining user-developed content, online marketplaces and e-commerce, SourceForge is the global technology community’s nexus for information exchange, goods for geeks, and open source software distribution and services. SourceForge’s network of web sites serves 35 million unique visitors each month* and includes: SourceForge.net, Slashdot, ThinkGeek, Fossfor.us and freshmeat.net. For more information or to view our media kit online, visit www.sourceforge.com. (*Source: Google Analytics and Omniture, April  2009.)

SourceForge, SourceForge.net, Slashdot, freshmeat, and ThinkGeek are registered trademarks of SourceForge, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.